UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Power-One, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
739308104
(CUSIP Number)
Ronald M. Clark,
c/o The Stephens Group, LLC,
100 Morgan Keegan Dr., Suite 500,
Little Rock, AR 72202
(Name and Address of Person Authorized to Receive Notices and Communications)
February 12, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS The Stephens Group, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Arkansas

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON

HC, OO

Page 2 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Bess C. Stephens Trust UID 1/4/85

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		10,384

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		10,384

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	10,384

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON

	OO

Page 3 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Equity Horizons I, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		688

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		688

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	688

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	PN

Page 4 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Equity Horizons II, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		688

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		688

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	688

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	PN

Page 5 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Bess C. Stephens Family Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		1,223

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,223

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,223

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	OO

Page 6 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Bess C. Stephens Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		9,910

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		9,910

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,910

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON

	OO

Page 7 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Elizabeth Ann Stephens Campbell Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		13,817

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		13,817

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	13,817

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	OO

Page 8 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Elizabeth S. Campbell Trust A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	OO

Page 9 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Elizabeth S. Campbell Trust under Art 4 of the PDS Trust UID Sept 5, 1996

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		6,677

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		6,677

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,677

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON

	OO

Page 10 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS W.R. Stephens, Jr. Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		74,083

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		74,083

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	74,083

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.08%

12	TYPE OF REPORTING PERSON

	OO

Page 11 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS W.R. Stephens, Jr. Trust A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		83,768

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		83,768

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	83,768

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.09%

12	TYPE OF REPORTING PERSON

	OO

Page 12 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS W.R. Stephens, Jr. Trust under Art 4 of the PDS Trust UID Sept 5, 1996

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		6,677

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		6,677

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,677

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON

	OO

Page 13 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Elizabeth Chisum Campbell 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	OO

Page 14 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Susan Stephens Campbell 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	OO

Page 15 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Craig D. Campbell, Jr. 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	OO

Page 16 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS W.R. Stephens, III 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		10,978

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		10,978

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	10,978

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON

	OO

Page 17 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Arden Jewell Stephens 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		10,978

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		10,978

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	10,978

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON

	OO

Page 18 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Coral Two Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		283,544

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		283,544

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	283,544

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.32%

12	TYPE OF REPORTING PERSON

	CO

Page 19 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Robert L. Schulte IRA

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	OO

Page 20 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Jon E. M. Jacoby

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		85,936

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		85,936

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	85,936

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.10%

12	TYPE OF REPORTING PERSON

	IN

Page 21 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Jacoby Enterprises, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		428,406

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		428,406

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	428,406

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.49%

12	TYPE OF REPORTING PERSON

	CO

Page 22 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS J&J Partners

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		20,682

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		20,682

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	20,682

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	PN

Page 23 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS James Jacoby

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		25,395

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		25,395

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	25,395

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.03%

12	TYPE OF REPORTING PERSON

	IN

Page 24 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Carol Stephens

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		801

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		801

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	801

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	IN

Page 25 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Arden Jewell Stephens Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		1,456

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,456

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,456

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	OO

Page 26 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS W.R. Stephens, III Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		1,445

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,445

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,445

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	OO

Page 27 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Francine, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Nevada

	5	SOLE VOTING POWER

NUMBER OF		1,377

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,377

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,377

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	CO

Page 28 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS MAM Holdings International, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Nevada

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	HC, CO

Page 29 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Susan Stephens Campbell 1995 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		45,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		45,000

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	45,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.05%

12	TYPE OF REPORTING PERSON

	OO

Page 30 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Elizabeth Chisum Campbell 1995 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		45,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		45,000

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	45,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.05%

12	TYPE OF REPORTING PERSON

	OO

Page 31 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Craig D. Campbell, Jr. 1995 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		45,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		45,000

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	45,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.05%

12	TYPE OF REPORTING PERSON

	OO

Page 32 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Susan Stephens Campbell 2004 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		19,585

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		19,585

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,585

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	OO

Page 33 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Elizabeth Chisum Campbell 2004 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		19,585

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		19,585

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,585

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	OO

Page 34 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Craig D. Campbell, Jr. 2004 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		19,585

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		19,585

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,585

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON

	OO

Page 35 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Craig D. Campbell Exempt Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		2,416

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,416

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,416

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	OO

Page 36 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS W.R. Stephens, Jr. Childrens Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		5,192

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,192

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,192

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON

	OO

Page 37 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Snow Lake Holdings, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Nevada

	5	SOLE VOTING POWER

NUMBER OF		274

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		274

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	274

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	CO

Page 38 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Robert L. Schulte Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		200

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		200

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	200

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON

	OO

Page 39 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS William S. Walker

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		12,860

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		12,860

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,860

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON

	IN

Page 40 of 51 Pages

CUSIP No.	739308 10 4

1	NAMES OF REPORTING PERSONS Jon E. M. Jacoby KEOGH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		30,566

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		30,566

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	30,566

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.03%

12	TYPE OF REPORTING PERSON

	OO

Page 41 of 51 Pages

CUSIP No.	739308 10 4
SCHEDULE 13G
Preliminary Note: This Amendment No. 2 to Schedule 13G relates to the common stock, par value $.01 per share (“Common Stock”) of Power-One, Inc., a Delaware corporation (the “Issuer”) and is being filed by the Reporting Persons as defined below. The initial Schedule 13G was filed on February 13, 2008. As of February 12, 2010, the Reporting Persons owned 1,324,166 shares of Common Stock. All percentages were calculated based on the 88,198,670 shares of Common Stock outstanding.
ITEM 1
(a) Name of Issuer:
Power-One, Inc. (the “Company”)
(b) Address of Issuer’s Principal Executive Offices:
740 Calle Plano, Camarillo, CA 93012
ITEM 2
Title of Class of Securities and CUSIP Number (Items 2(d) and 2(e))
This Schedule 13G relates to shares of Common Stock (the “Shares”) of the Company. The CUSIP number of the Shares is 739308104.
Names of Persons Filing, Address of Principal Business Office or Residence, and Citizenship (Items 2(a), 2(b), and 2(c))
This Schedule 13G is filed by and for the entities and persons listed below, all of whom together are referred to as the “Reporting Persons” or individually as a “Reporting Person.”
(i)
The Stephens Group, LLC.

The Stephens Group, LLC is an Arkansas manager-managed limited liability company. It is managed by a Board of Managers consisting of the following individuals: W. R. Stephens, Jr., Elizabeth S. Campbell, Craig D. Campbell, Jon E. M. Jacoby, K. Rick Turner, Ronald M. Clark, Robert L. Schulte, C. Ray Gash, William S. Walker and Emon A. Mahony, Jr.

(ii)	Bess C. Stephens Trust UID 1/4/85

(iii)	Bess C. Stephens Family Trust

(iv)	Bess C. Stephens Revocable Trust

(v)	Elizabeth Ann Stephens Campbell Revocable Trust

(vi)	Elizabeth S. Campbell Trust A

(vii)	Elizabeth S. Campbell Trust under Art 4 of the PDS Trust UID Sept 5, 1996

Page 42 of 51 Pages

CUSIP No.	739308 10 4
SCHEDULE 13G
(viii)	W.R. Stephens, Jr. Revocable Trust

(ix)	W.R. Stephens, Jr. Trust A

(x)	W.R. Stephens, Jr. Trust under Art 4 of the PDS Trust UID Sept 5, 1996

(xi)	Elizabeth Chisum Campbell 1992 Trust

(xii)	Susan Stephens Campbell 1992 Trust

(xiii)	Craig D. Campbell, Jr. 1992 Trust

(xiv)	W.R. Stephens, III 1992 Trust

(xv)	Arden Jewell Stephens 1992 Trust

(xvi)	Coral Two Corporation

(xvii)	Robert L. Schulte IRA

(xviii)	Jon E. M. Jacoby.

(xix)	Jacoby Enterprises, Inc.

(xx)	J & J Partners

(xxi)	James Jacoby

(xxii)	Carol Stephens

(xxiii)	Arden Jewell Stephens Trust

(xxiv)	W.R. Stephens, III Trust

(xxv)	Francine, Inc.

(xxvi)	MAM Holdings International, Inc.

(xxvii)	Susan Stephens Campbell 1995 Trust

(xxviii)	Elizabeth Chisum Campbell 1995 Trust

(xxix)	Craig D. Campbell, Jr. 1995 Trust

(xxx)	Susan Stephens Campbell 2004 Trust

(xxxi)	Elizabeth Chisum Campbell 2004 Trust

(xxxii)	Craig D. Campbell, Jr. 2004 Trust

(xxxiii)	Craig D. Campbell Exempt Trust

(xxxiv)	W.R. Stephens, Jr. Childrens Trust

(xxxv)	Robert L. Schulte Revocable Trust

(xxxvi)	William S. Walker

(xxxvii)	Equity Horizons I, LP

(xxxviii)	Equity Horizons II, LP

(xxxix)	Snow Lake Holdings, Inc.

(xl)	Jon E. M. Jacoby KEOGH

Page 43 of 51 Pages

CUSIP No.	739308 10 4
SCHEDULE 13G
This address of the principal business office of each of the Reporting Persons is c/o The Stephens Group, LLC, 100 Morgan Keegan Dr., Suite 500, Little Rock, AR 72202.
The citizenship of each of the Reporting Persons is set forth in Row 4 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.
ITEM 3 If this statement is filed pursuant to Rule 240.13d-1(b) or 240.13d-2(b) or (c):
Not Applicable
ITEM 4 Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned:
The information required by Item 4(a) is set forth in Row 9 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.
(b)	Percent of class:
The information required by Item 4(b) is set forth in Row 11 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:

The information required by Item 4(c)(i) is set forth in Row 5 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.

(ii)	Shared power to vote or to direct the vote:

The information required by Item 4(c)(ii) is set forth in Row 6 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

The information required by Item 4(c)(iii) is set forth in Row 7 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

The information required by Item 4(c)(iv) is set forth in Row 8 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.

Page 44 of 51 Pages

CUSIP No.	739308 10 4
SCHEDULE 13G
ITEM 5 Ownership of Five Percent or Less of a Class.
Not Applicable
ITEM 6 Ownership of More than Five Percent on Behalf of Another Person.
As a result of sales during 2009, the Reporting Persons own less than 5% of the stock in the Issuer and are filing this final Schedule 13G.
ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not Applicable
ITEM 8 Identification and Classification of Members of the Group.
Not Applicable
ITEM 9 Notice of Dissolution of Group.
Not Applicable
ITEM 10 Certification.
By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
[Signature Page Follows]

Page 45 of 51 Pages

CUSIP No.	739308 10 4
SCHEDULE 13G
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 12, 2010

THE STEPHENS GROUP, LLC		BESS C. STEPHENS TRUST

By:		By:

	Ronald M. Clark		W.R. Stephens, Jr.
	Senior Vice President & General Counsel		Trustee

BESS C. STEPHENS FAMILY TRUST		BESS C. STEPHENS REVOCABLE TRUST

By:		By:

	W.R. Stephens, Jr.		Bess C. Stephens
	Trustee		Trustee

ELIZABETH S. CAMPBELL TRUST A		ELIZABETH ANN STEPHENS CAMPBELL REVOCABLE TRUST

By:		By:

	Robert L. Schulte		Elizabeth Stephens Campbell
	Trustee		Trustee

ELIZABETH S. CAMPBELL TRUST UNDER ARTICLE 4 OF THE PDS TRUST UID SEPTEMBER 5, 1996		W.R. STEPHENS, JR. REVOCABLE TRUST

By:		By:

	Elizabeth S. Campbell		W.R. Stephens, Jr.
	Trustee		Trustee
[Signature Page to The Stephens Group, LLC Schedule 13G]

Page 46 of 51 Pages

CUSIP No.	739308 10 4
SCHEDULE 13G

W.R. STEPHENS, JR. TRUST A		ELIZABETH CHISUM CAMPBELL 1992 TRUST

By:		By:

	Robert L. Schulte		W.R. Stephens, Jr.
	Trustee		Trustee

W.R. STEPHENS, JR. TRUST UNDER ARTICLE 4 OF THE PDS TRUST UID SEPTEMBER 5, 1996		CRAIG D. CAMPBELL, JR. 1992 TRUST

By:		By:

	W.R. Stephens, Jr.		W.R. Stephens, Jr.
	Trustee		Trustee

SUSAN STEPHENS CAMPBELL 1992 TRUST		ARDEN JEWELL STEPHENS 1992 TRUST

By:		By:

	W.R. Stephens, Jr.		W.R. Stephens, Jr.
	Trustee		Trustee

W.R. STEPHENS, III 1992 TRUST

By:		By:

	W.R. Stephens, Jr.		Jon E. M. Jacoby
Trustee

CORAL TWO CORPORATION		J & J PARTNERS

By:		By:

	Jon E. M. Jacoby		Jon E. M. Jacoby
	President		Managing Partner
[Signature Page to The Stephens Group, LLC Schedule 13G]

Page 47 of 51 Pages

CUSIP No.	739308 10 4
SCHEDULE 13G

ROBERT L. SCHULTE IRA

By:		By:

	Robert L. Schulte		Carol Stephens

JACOBY ENTERPRISES, INC.		W.R. STEPHENS, III TRUST

By:		By:

	Jon E. M. Jacoby		Robert L. Schulte
	President		Trustee

MAM HOLDINGS INTERNATIONAL, INC.

By:		By:

	James Jacoby		Robert L. Schulte
Vice President

ARDEN JEWELL STEPHENS TRUST		ELIZABETH CHISUM CAMPBELL 1995 TRUST

By:		By:

	Robert L. Schulte		Jon E. M. Jacoby
	Trustee		Trustee

FRANCINE, INC.		SUSAN STEPHENS CAMPBELL 2004 TRUST

By:		By:

	Robert L. Schulte		Jon E. M. Jacoby
	Treasurer		Trustee
[Signature Page to The Stephens Group, LLC Schedule 13G]

Page 48 of 51 Pages

CUSIP No.	739308 10 4
SCHEDULE 13G

SUSAN STEPHENS CAMPBELL 1995 TRUST	CRAIG D. CAMPBELL, JR. 2004 TRUST

By:	By:

Jon E. M. Jacoby		Jon E. M. Jacoby
Trustee		Trustee

CRAIG D. CAMPBELL, JR. 1995 TRUST	W.R. STEPHENS, JR. CHILDRENS TRUST

By:	By:

Jon E. M. Jacoby		W.R. Stephens, Jr.
Trustee		Trustee

ELIZABETH CHISUM CAMPBELL 2004 TRUST	ROBERT L. SCHULTE REVOCABLE TRUST

By:	By:

Jon E. M. Jacoby		Robert L. Schulte
Trustee		Trustee

CRAIG D. CAMPBELL EXEMPT TRUST

By:	By:

Craig D. Campbell		William S. Walker
Trustee

EQUITY HORIZONS I, LP	EQUITY HORIZONS II, LP

By: Equity Horizons Management I, LLC	By: Equity Horizons Management II, LLC
Its General Partner		Its General Partner

By:	By:

Robert L. Schulte		Robert L. Schulte
Manager		Manager
[Signature Page to The Stephens Group, LLC Schedule 13G]

Page 49 of 51 Pages

CUSIP No.	739308 10 4
SCHEDULE 13G

SNOW LAKE HOLDINGS, INC.		JON E. M. JACOBY KEOGH

By:		By:

	Robert L. Schulte		Jon E. M. Jacoby
Director

* By:

Ronald M. Clark
Attorney-in-Fact

*
This Schedule 13G was signed pursuant to a Power of Attorney, dated February 6, 2009 and filed by the Reporting Persons with the Securities and Exchange Commission on February 6, 2009, included hereto as Exhibit 2 and incorporated by reference.

[Signature Page to The Stephens Group, LLC Schedule 13G]

Page 50 of 51 Pages

CUSIP No.	739308 10 4
SCHEDULE 13G
EXHIBIT INDEX

Exhibit 1	Agreement to File Joint Schedule 13G

Exhibit 2	Power of Attorney executed by Reporting Persons

Page 51 of 51 Pages